AMENDMENTS
TO
ARTICLES OF INCORPORATION
OF
ARMED ALERT SECURITY, INC.

(Changed herein to “ACQUIRED SALES CORP.)

In accordance with Section 78.390 of the Nevada Revised Statutes, as amended, Armed Alert Security, Inc. (the “Company”), a Nevada corporation, Incorporation.

1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article I in its entirety and inserting the following in lieu thereof:

ARTICLE 1

NAME

The name of the Corporation hereby created shall be:

ACQUIRED SALES CORP.

3. Except as specifically provided herein, the provisions of the Corporation’s Articles of Incorporation shall remain unamended and shall continue in full force and effect.

4. By execution of these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Amendments to the Articles of Incorporation was adopted by the shareholders of said Corporation as Amendments to the original Articles of Incorporation of the Corporation by vote of holders of a majority of the issued and outstanding common stock of the corporation on January 20, 2006. As of the record date of the Special Meeting, there was a total of 24,000,000 shares of the 46,658,857 outstanding shares that voted for the adoption of the foregoing Amendment to the Articles of Incorporation, and no shares were voted against the Amendment.

IN WITNESS WHEREOF, the foregoing Articles of Amendment to the Articles of Incorporation of Armed Alert Security, Inc., have been executed this 25th day of January, 2006.

ATTEST:

____________________________________
L. Dee Hall